Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Asma Emneina	Don Duffy
	(650) 565-7791	(650) 565-7740
	asma@financialengines.com	ir@financialengines.com
Financial Engines Reports Fourth Quarter and Full Year 2010 Financial Results
2010 AUM Grows 47%, Revenue Grows 32% and Adjusted EBITDA Grows 45%
Financial Engines Increases Outlook for 2011
PALO ALTO, Calif. — February 15, 2011 — Financial Engines (NASDAQ: FNGN), the leading independent provider of investment management and advice to employees in retirement plans, today reported financial results for its fourth quarter and full year ended December 31, 2010.
Financial results for the fourth quarter of 2010 compared to the fourth quarter of 2009:i
•	Revenue increased 27% to $33.1 million for the fourth quarter of 2010 from $26.1 million for the fourth quarter of 2009

•	Professional Management revenue increased 36% to $24.8 million for the fourth quarter of 2010 from $18.2 million for the fourth quarter of 2009

•	Net income increased to $7.3 million for the fourth quarter of 2010 from $4.0 million for the fourth quarter of 2009

•	Net income attributable to holders of common stock was $7.3 million, or $0.15 per diluted share, for the fourth quarter of 2010, compared to $2.9 million, or $0.08 per diluted share, for the fourth quarter of 2009, which includes the issuance of a $1.1 million stock dividend in 2009

•	Non-GAAP Adjusted Net Income[i] increased 51% to $8.1 million for the fourth quarter of 2010 from $5.3 million for the fourth quarter of 2009

•	Non-GAAP Adjusted Earnings Per Share[i] increased 42% to $0.17 for the fourth quarter of 2010 compared to $0.12 for the fourth quarter of 2009

•	Non-GAAP Adjusted EBITDA[i] increased 32% to $10.7 million for the fourth quarter of 2010 from $8.1 million for the fourth quarter of 2009
Financial results for the full year 2010 compared to the full year 2009: i
•	Revenue increased 32% to $111.8 million in 2010 from $85.0 million in 2009

•	Professional Management revenue increased 51% to $79.1 million in 2010 from $52.6 million in 2009

•	Net income increased to $63.6 million in 2010, due in part to an income tax benefit of $50.7 million, from $5.7 million in 2009

[i]	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.

•	Net income attributable to holders of common stock was $58.1 million, or $1.30 per diluted share, in 2010, which includes the issuance of a $5.5 million stock dividend in 2010, compared to $4.6 million, or $0.13 per diluted share, in 2009, which includes the issuance of a $1.1 million stock dividend in 2009

•	Non-GAAP Adjusted Net Income[i] increased 83% to $18.1 million in 2010 from $9.9 million in 2009

•	Non-GAAP Adjusted Earnings Per Share[i] increased 70% to $0.39 in 2010 compared to $0.23 in 2009

•	Non-GAAP Adjusted EBITDA[i] increased 45% to $28.4 million in 2010 from $19.6 million in 2009
Key operating metrics as of December 31, 2010:ii
•	Assets under contract (“AUC”) were $376 billion

•	Assets under management (“AUM”) were $37.7 billion

•	Members in Professional Management were 472,000

•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 11.9%iii
“Financial Engines had a great 2010 as we continued helping more of America’s workers plan and save for retirement,” said Jeff Maggioncalda, president and chief executive officer of Financial Engines. “2011 is already off to an exciting start with the introduction of Income+, the first retirement income solution specifically designed for the 401(k). Now with Income+, we are helping our clients turn retirement savings into lifetime retirement income.”
Review of Financial Results for the Fourth Quarter of 2010
Revenue increased 27% to $33.1 million for the fourth quarter of 2010 from $26.1 million for the fourth quarter of 2009. The increase in revenue was driven primarily by the growth in Professional Management revenue, which increased 36% to $24.8 million for the fourth quarter of 2010 from $18.2 million for the fourth quarter of 2009.
Costs and expenses increased 23% to $26.7 million for the fourth quarter of 2010 from $21.6 million for the fourth quarter of 2009. This is due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, cash compensation, headcount and expenses to support operations as a public company. As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) decreased to 31% for the fourth quarter of 2010 from 33% for the fourth quarter of 2009 due primarily to a severance charge incurred in the fourth quarter of 2009.

ii	Operating metrics include both advised and subadvised relationships.

iii	Please see information regarding enrollment rates and the component AUC in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Prospectus dated March 15, 2010, which is on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. Additional information will also be set forth in the Company’s Annual Report on Form 10-K for the year and quarter ended December 31, 2010, which will be filed with the SEC in the first quarter of 2011.

Income from operations was $6.4 million for the fourth quarter of 2010 compared to $4.5 million for the fourth quarter of 2009. As a percentage of revenue, income from operations was 19% for the fourth quarter of 2010 compared to 17% for the fourth quarter of 2009.
Net income increased to $7.3 million for the fourth quarter of 2010 from net income of $4.0 million for the fourth quarter of 2009. Net income attributable to holders of common stock was $7.3 million, or $0.15 per diluted share, for the fourth quarter of 2010, compared to $2.9 million, or $0.08 per diluted share, for the fourth quarter of 2009, which includes the issuance of a $1.1 million stock dividend in 2009. The stock dividend related to rights of certain preferred shares, all of which converted to common shares at the initial public offering.
On a non-GAAP basis, Adjusted Net Incomei was $8.1 million and Adjusted Earnings Per Sharei were $0.17 for the fourth quarter of 2010 compared to Adjusted Net Income of $5.3 million and Adjusted Earnings Per Share of $0.12 for the fourth quarter of 2009. For the calculation of Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to stock-based compensation for all periods presented.
“We are pleased with our 2010 performance and are tracking to our long-term goals,” said Ray Sims, chief financial officer of Financial Engines. “We are also excited about the introduction of Income+, which is an extension of managed accounts, and its potential long-term impact on the growth of the Company.”
Assets Under Contract and Assets Under Management
AUC was $376 billion as of December 31, 2010.
AUM increased by 47% to $37.7 billion as of December 31, 2010 from $25.7 billion as of December 31, 2009. The increase in AUM was driven by net new enrollment into the Professional Management service as well as by market appreciation and contributions.

In billions	Q1’10	Q2’10	Q3’10	Q4’10
AUM, Beginning of Period	$25.7	$29.9	$29.4	$34.0
AUM from net enrollment(1)	2.9	0.6	1.8	1.0
Other(2)	1.3	(1.1)	2.8	2.7

AUM, End of Period	$29.9	$29.4	$34.0	$37.7

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period less the aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period, less the aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period. AUM from net enrollment reflects a minor reporting change from prior periods related to cancellations and provider conversions. Total AUM is unchanged.

(2)	Other factors affecting assets under management include employer and employee contributions, market movement, plan administrative fees as well as participant loans and hardship withdrawals. We cannot separately quantify the impact of these factors as the information we receive from the plan providers does not separately identify these transactions or the changes in balances due to market movement. Other reflects a minor reporting change from prior periods related to cancellations and provider conversions. Total AUM is unchanged.
Aggregate Investment Style Exposure for Portfolios Under Management
As of December 31, 2010, the aggregate investment style exposure of the portfolios we managed was approximately as follows:

Cash	4%
Bonds	24%
Domestic Equity	48%
International Equity	24%

Total	100%

Outlook
Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering retirement and expanding the number of plan sponsors.
Based on financial markets remaining at December 31, 2010 levels, the Company estimates that its 2011 revenue will be in the range of $140 million to $145 million and its 2011 non-GAAP Adjusted EBITDA will be in the range of $40 million to $42 million.
Conference Call
The Company will host a conference call to discuss fourth quarter and full year 2010 financial results today at 5:00 PM ET. Hosting the call will be Jeff Maggioncalda, president and chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (888) 297-8964, or, for international callers, (719) 325-2259. A replay will be available beginning one hour after the call and can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers; the conference ID is 3773474. The replay will remain available until Friday, February 18, 2011 and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.
About Non-GAAP Financial Measures
This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income (loss) before stock-based compensation expense, net of tax, the impact of stock dividends issued and certain other items such as the income tax benefit from the release of valuation allowances. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. For all periods, the dilutive common share equivalents outstanding also include on a non-weighted basis the conversion of all preferred stock to common stock, the shares associated with the stock dividend and the shares sold in the initial public offering. This differs from the weighted average diluted shares outstanding used for purposes of calculating GAAP earnings per share. Non-GAAP Adjusted EBITDA is defined as net income (loss) before net interest (income) expense, income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commission and stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.
To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.
About Financial Engines
Financial Engines is the nation’s largest independent investment advisor and is committed to providing everyone the trusted retirement help they deserve. The Company helps investors with their total retirement picture by offering personalized retirement plans for saving, investment, and retirement income. To meet the needs of different investors, Financial Engines offers both Online Advice and Professional Management. Professional Management includes Income+, which provides steady monthly payouts from a 401(k) that can last for life. Co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines works with America’s leading employers and retirement plan providers to make retirement help available to millions of American workers. For more information, please visit www.financialengines.com.
Forward-Looking Statements
This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “will,” “expect,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, its strategic operational plans and growth strategy, the anticipated features, benefits and success of our retirement income solution, and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to introduce new services and accurately estimate the impact of any future services on our business, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment and risks associated with our fiduciary obligations. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of February 15, 2011 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.
Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment adviser. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.
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Financial Tables
FINANCIAL ENGINES, INC. AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2009	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$20,713	$114,937
Accounts receivable, net of allowance of $48 in 2009 and $69 in 2010	17,975	23,942
Deferred tax assets	—	11,685
Prepaid expenses	1,922	2,802
Other current assets	3,391	2,189

Total current assets	44,001	155,555
Property and equipment, net	2,558	3,148
Internal use software, net	8,743	11,130
Long-term deferred tax assets	—	39,460
Direct response advertising, net	1,426	4,615
Other assets	1,624	3,708

Total assets	$58,352	$217,616

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,579	$7,384
Accrued compensation	9,101	15,607
Deferred revenue	7,354	7,457
Bank borrowings	3,333	—
Other current liabilities	72	137

Total current liabilities	27,439	30,585
Long-term bank borrowings	4,722	—
Long-term deferred revenue	1,487	1,494
Other liabilities	438	317

Total liabilities	34,086	32,396

Stockholders’ equity:
Convertible preferred stock, $0.0001 par value — 24,192,000 and 10,000,000 authorized as of December 31, 2009 and 2010, respectively; 22,441,623 and 0 shares issued and outstanding as of December 31, 2009 and 2010, respectively; aggregate liquidation preference of $139,404 and $0 as of December 31, 2009 and 2010, respectively	2	—
Common stock, $0.0001 par value — 47,650,000 and 500,000,000 authorized; 10,647,223 and 43,116,178 shares issued and outstanding at December 31, 2009 and 2010, respectively	1	4
Additional paid-in capital	182,018	279,038
Deferred compensation	(394)	(36)
Accumulated deficit	(157,361)	(93,786)

Total stockholders’ equity	24,266	185,220

Total liabilities and stockholders’ equity	$58,352	$217,616

FINANCIAL ENGINES, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2010	2009	2010
Revenue:
Professional management	$18,203	$24,757	$52,579	$79,137
Platform	7,522	7,695	30,048	29,717
Other	410	642	2,355	2,918

Total revenue	26,135	33,094	84,982	111,772

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	8,516	10,212	29,573	37,599
Research and development	4,252	5,205	15,618	19,343
Sales and marketing	5,826	6,669	22,515	26,403
General and administrative	2,320	3,346	7,679	11,644
Amortization of internal use software	687	1,218	2,813	3,912

Total costs and expenses	21,601	26,650	78,198	98,901

Income from operations	4,534	6,444	6,784	12,871
Interest expense	(98)	55	(612)	(46)
Interest and other income, net	47	6	351	21

Income before income taxes	4,483	6,505	6,523	12,846
Income tax expense (benefit)	475	(785)	834	(50,729)

Net income	4,008	7,290	5,689	63,575
Less: Stock dividend	1,082	—	1,082	5,480

Net income attributable to holders of common stock	$2,926	$7,290	$4,607	$58,095

Net income per share attributable to holders of common stock
Basic	$0.29	$0.17	$0.46	$1.66
Diluted	$0.08	$0.15	$0.13	$1.30

Shares used to compute net income per share attributable to holders of common stock
Basic	10,193	42,161	10,106	35,096
Diluted	35,461	47,517	34,866	44,826

FINANCIAL ENGINES, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2009	2010
Cash flows from operating activities:
Net income (loss)	$5,689	$63,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,729	1,816
Amortization of internal use software	2,711	3,703
Stock-based compensation	6,768	7,659
Amortization of deferred sales commissions	1,153	1,155
Amortization and impairment of direct response advertising	64	1,185
Repayment discount on note payable	(200)	—
Fair value adjustment of convertible warrant	(142)	—
Provision for doubtful accounts	20	191
Loss on fixed asset disposal	5	7
Excess tax benefit associated with stock-based compensation	(88)	(456)
Changes in operating assets and liabilities:
Accounts receivable	(5,168)	(6,158)
Prepaid expenses	(335)	(842)
Deferred tax assets	—	(51,144)
Direct response advertising	(1,528)	(4,330)
Other assets	(971)	(2,665)
Accounts payable	998	1,319
Accrued compensation	6,818	6,506
Deferred revenue	(470)	110
Other liabilities	4	(51)

Net cash provided by operating activities	17,057	21,580

Cash flows from investing activities:
Purchase of property and equipment	(1,167)	(2,361)
Capitalization of internal use software	(4,682)	(5,860)
Restricted cash	—	(950)

Net cash used in investing activities	(5,849)	(9,171)

Cash flows from financing activities:
Proceeds from term loan payable	9,950	—
Payments on term loan payable	(1,944)	(8,056)
Repayment of note payable	(9,800)	—
Proceeds from bank borrowings	—	—
Repayment of bank borrowings	(3,500)	—
Payments on capital lease obligations	(15)	(2)
Net share settlements for stock-based awards minimum tax withholdings	(396)	(921)
Excess tax benefit associated with stock-based compensation	88	456
Proceeds from issuance of common stock, net of offering costs	265	90,338

Net cash provided by (used in) financing activities	(5,352)	81,815

Net increase (decrease) in cash and cash equivalents	5,856	94,224
Cash and cash equivalents, beginning of period	14,857	20,713

Cash and cash equivalents, end of period	$20,713	$114,937

Supplemental cash flows information:
Income taxes paid, net of refunds	$48	$1,154
Interest paid	$645	$184
Non-cash investing and financing activities:
Stock dividend	$1,082	$5,480
Capitalized stock-based compensation for internal use software	$399	$439
Capitalized stock-based compensation for direct response advertising	$—	$60

FINANCIAL ENGINES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended		Year Ended
	December 31.		December 31.
	2009	2010	2009	2010
	(In thousands)
Non-GAAP Adjusted EBITDA
Net income	$4,008	$7,290	$5,689	$63,575
Interest expense, net	99	(61)	605	25
Income tax expense (benefit)	475	(785)	834	(50,729)
Depreciation	414	466	1,729	1,816
Amortization of internal use software	658	1,146	2,711	3,703
Amortization and impairment of direct response advertising	54	488	64	1,185
Amortization of deferred sales commissions	301	302	1,153	1,155
Stock-based compensation	2,120	1,861	6,768	7,659

Adjusted EBITDA	$8,129	$10,707	$19,553	$28,389

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2010	2009	2010
	(In thousands, except per share data)
Non-GAAP Adjusted Net Income
Net income	$4,008	$7,290	$5,689	$63,575
Stock-based compensation, net of tax (1)	1,310	1,150	4,183	4,733
Income tax benefit from release of valuation allowance	—	(389)	—	(50,242)

Non-GAAP Adjusted Net Income	$5,318	$8,051	$9,872	$18,066

Non-GAAP Adjusted Earnings Per Share	$0.12	$0.17	$0.23	$0.39

Shares of common stock outstanding	40,870	42,337	40,807	41,601
Dilutive restricted stock and stock options	2,506	5,181	2,052	4,831

Non-GAAP adjusted common shares outstanding	43,376	47,518	42,859	46,432

(1)	For the calculation of Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to stock-based compensation for all periods presented.